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                                                                  EXHIBIT(a)(ii)

                              AMERICAN SELECT FUNDS

                         WRITTEN INSTRUMENT AMENDING THE
                          TRUST'S DECLARATION OF TRUST

         I, William F. Quinn, a Trustee and the President of American Select Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated August 18, 1999 (the "Declaration of Trust"), do hereby certify that the Trust's Board of Trustees on August 24, 2001, unanimously authorized the amendment of the Declaration of Trust, pursuant to Article XII, Section 7 thereof, effective December 1, 2001, as follows:

         1. The name of the Trust be amended to "American AAdvantage Select Funds."

         2. Article I, Section 1 of the Declaration of Trust be amended in its entirety to read as follows:

                  Name

                  Section 1. This Trust shall be known as the "American AAdvantage Select Funds" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

         3. Article I, Section 4(b) of the Declaration of Trust be amended in its entirety to read as follows:

                  (b)      The "Trust" refers to the American AAdvantage Select
                  Funds.

         4. Article XII, Section 9 of the Declaration of Trust be amended in its entirety to read as follows:

                  Section 9. AMR Corporation has consented to the use by the Trust of the identifying words "American AAdvantage Select Funds." Such consent is conditioned upon the employment of AMR Investment Services, Inc., its successors or its affiliated companies as investment adviser or manager of the Trust. As between the Trust and itself, AMR Corporation controls the use of the name of the Trust insofar as such name contains the identifying words "American AAdvantage Select Funds." AMR Corporation may from time to time use the identifying words "American AAdvantage Select Funds" in other connections and for other purposes, including, without limitation, in the names of other corporations or businesses which it may manage, advise, sponsor or own, or in which it may have a financial interest. AMR Corporation may require the Trust to cease using the identifying words "American AAdvantage Select Funds" in the name of the Trust if the Trust ceases to employ AMR Investment Services, Inc. or another subsidiary or affiliate of AMR Corporation as investment adviser or manager.

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         IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swears that the foregoing is his free act and deed and he has set his hand hereunder on this 28th day of November 2001.

                                           /s/ William F. Quinn
                                           -----------------------------------
                                           William F. Quinn
                                           Trustee and President



State of Texas
County of Tarrant

This instrument was acknowledged before me on November 29, 2001 by William F. Quinn as Trustee and President of American Select Funds.

                                           /s/ Connie L. Haas
                                           -----------------------------------

                                           My commission expires:  12-27-04

[NOTARY STAMP]


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